                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                  AMENDMENT # 4
                                 (RULE 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILE PURSUANT TO
      RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13-d-2(a)

                            REPTRON ELECTRONICS, INC.
                            -------------------------
                                (Name of Issuer)

                           $.01 Par Value Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    76026W109
                                 --------------
                                 (CUSIP Number)

                                 Paul J. Plante
                              14401 McCormick Drive
                              Tampa, Florida 33626
                                 (813) 854-2351
            --------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 August 26, 1999
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                         (Continued on following pages)


                               (Page 1 of 6 pages)




                                       5
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CUSIP No. 76026W109                                                  Page 2 of 6
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      1         Names of Reporting Person:

                         Michael L. Musto
                I.R.S. Identification No. of Above Person (entity only)
--------------------------------------------------------------------------------
      2         Check the Appropriate Box if a Member of a Group*
                                                                         (a) [ ]
                                                                         (b) [ ]

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      3         SEC use only

--------------------------------------------------------------------------------
      4         Source of Funds*

                         00
--------------------------------------------------------------------------------
      5         Check if Disclosure of Legal Proceedings is Required
                Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
      6         Citizenship or Place of Organization

                         USA
--------------------------------------------------------------------------------
                                7     Sole voting power

                                ------------------------------------------------
      Number of shares          8     Shared voting power
        beneficially                                         2,223,252
       owned by each
     Reporting person           ------------------------------------------------
            with                9     Sole dispositive power

                                ------------------------------------------------
                                10    Shared dispositive power
                                                             2,223,252

--------------------------------------------------------------------------------
      11        Aggregate Amount Beneficially Owned by Each Reporting Person
                         2,223,252

--------------------------------------------------------------------------------
      12        Check box if the Aggregate Amount in Row (11)
                Excludes Certain Shares*                                     [ ]

--------------------------------------------------------------------------------
      13        Percent of Class Represented by Amount in Row (11)           [ ]
                         34.48%

--------------------------------------------------------------------------------
      14        Type of Reporting Person*

                         IN
--------------------------------------------------------------------------------
                     o SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 76026W109                                                  Page 3 of 6
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      1         Names of Reporting Person:
                         MLM, Inc.
                I.R.S. Identification No. of Above Person (entity only)
--------------------------------------------------------------------------------
      2         Check the Appropriate Box if a Member of a Group*
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3         SEC use only

--------------------------------------------------------------------------------
      4         Source of Funds*

                         00
--------------------------------------------------------------------------------
      5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)

--------------------------------------------------------------------------------
      6         Citizenship or Place of Organization

                         USA
--------------------------------------------------------------------------------
                                7     Sole voting power
                                                             -0-
                                ------------------------------------------------
      Number of shares          8     Shared voting power
        beneficially                                         1,942,522
       owned by each            ------------------------------------------------
      Reporting person          9     Sole dispositive power
            with                                             -0-
                                ------------------------------------------------
                                10    Shared dispositive power
                                                             1,942,522
--------------------------------------------------------------------------------
      11        Aggregate Amount Beneficially Owned by Each Reporting Person
                         1,942,552
--------------------------------------------------------------------------------
      12        Check box if the Aggregate Amount in Row (11)
                Excludes Certain Shares*                                     [ ]
--------------------------------------------------------------------------------
      13        Percent of Class Represented by Amount in Row (11)           [ ]
                         31.5%
--------------------------------------------------------------------------------
      14        Type of Reporting Person*

                         CO
--------------------------------------------------------------------------------
                     o SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 76026W109                                                  Page 4 of 6
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      1         Names of Reporting Person:

                         Michael L. Musto Revocable Living Trust
                I.R.S. Identification No. of Above Person (entity only)
--------------------------------------------------------------------------------
      2         Check the Appropriate Box if a Member of a Group*
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
      3         SEC use only

--------------------------------------------------------------------------------
      4         Source of Funds*

                         00
--------------------------------------------------------------------------------
      5         Check if Disclosure of Legal Proceedings is Required Pursuant to
                Items 2(d) or 2(e)
--------------------------------------------------------------------------------
      6         Citizenship or Place of Organization

                         Nevada
--------------------------------------------------------------------------------
                                7     Sole voting power
                                                             -0-
                                ------------------------------------------------
      Number of shares          8     Shared voting power
        beneficially                                         280,700
       owned by each            ------------------------------------------------
     Reporting person           9     Sole dispositive power
           with                                              -0-
                                ------------------------------------------------
                                10    Shared dispositive power
                                                             280,700
--------------------------------------------------------------------------------
      11        Aggregate Amount Beneficially Owned by Each Reporting Person
                         280,700
--------------------------------------------------------------------------------
      12        Check box if the Aggregate Amount in Row (11)
                Excludes Certain Shares*                                     [ ]

--------------------------------------------------------------------------------
      13        Percent of Class Represented by Amount in Row (11)           [ ]
                         4.4%
--------------------------------------------------------------------------------
      14        Type of Reporting Person*

                         OO
--------------------------------------------------------------------------------
                     o SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 76026W109                                                  Page 5 of 6
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         This Amendment No. 4 to Schedule 13D (the "Amendment") is being filed on behalf of Michael L. Musto to amend the Schedule 13D (the "Schedule 13D") which was originally filed on on February 18, 1997, subsequently amended on June, 2, 1997, September 11, 1997, and January 19, 1999, relating to the common stock, $.01 par value (the "Common Stock") of Reptron Electronics, Inc., a Florida corporation (the "Issuer"). All terms used and not otherwise defined in this Amendment shall have the meanings attributed to such terms in the Schedule 13D, and any prior amendments. This Amendment is being filed pursuant to Rule 13d-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934 as amended. Only those items reported in this Amendment are amended. All other items remain unchanged.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         On August 26, 1999, MLM Trust (a general and limited partner of MLM Ltd.) acquired additional Debentures, in principal amount of $4,000,000 in a private transaction. The Debentures are convertible into a total of 140,350 shares of Common Stock.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5(a) The Reporting Person beneficially owns 2,223,252 shares of Common Stock, or 34.46% of the 6,167,119 shares reported to be outstanding by the Issuer on the most recently filed Form 10-Q for the quarter ending September 30, 1999.

         Item 5(b)    Number of shares of which the Reporting Person has:

                      1)       sole power to vote or direct vote:  none
                      2)       shared power to vote or direct vote:
                               (i)     2,223,252 with respect to Musto
                               (ii)    1,942,552 with respect to MLM Inc.
                               (iii)   280,700 with respect to MLM Trust
                      3)       sole power to dispose or direct disposal of: none
                      4)       shared power to dispose or direct disposal of:
                               (i)     2,223,252 with respect to Musto
                               (ii)    1,942,552 with respect to MLM Inc.
                               (iii)   280,700 with respect to MLM Trust

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CUSIP No. 76026W109                                                  Page 6 of 6
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SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 1, 2000

                                       /s/ Michael L. Musto
                                       ---------------------------------------
                                       Michael L. Musto


                                       MLM, Inc.

                                       By: /s/ Michael L. Musto
                                           -----------------------------------
                                               Michael L. Musto, President


                                       Michael L. Musto Revocable Living Trust

                                       By: /s/ Michael L. Musto
                                           -----------------------------------
                                               Michael L. Musto, Trustee

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of and any title of each person who signs the statement shall be typed or printed beneath his signature.

         ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).